Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Arch Therapeutics, Inc. and Subsidiary

Wellesley, MA

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-194745; 333-206873) on Forms S-1 and the Registration Statements (Nos. 333-193516; 333-201229, 333-207314) on Forms S-8 of our report dated December 11, 2015, relating to the consolidated financial statements of Arch Therapeutics, Inc. and subsidiary, as of and for the years ending September 30, 2015 and 2014.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

December 11, 2015